Exhibit 10.35

QUOTA SHARE REINSURANCE AGREEMENT

(the “Agreement”)

between

JCJ INSURANCE COMPANY

(the “Company”)

and

KRE REINSURANCE LTD.

(the “Reinsurer”)

3.5% xs 8.5% Layer

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1.  REINSURANCE COVERAGE

The Company hereby cedes to the Reinsurer on a quota share basis, and the Reinsurer hereby assumes from the Company on a quota share basis, 100% of the liability of the Company under the Residual Value Insurance Policy entered into between the Company (as insurer) and World Omni Financial Corporation (as insured) (the “Original Insured”), a copy of which is attached hereto as Annex A (as the same may be amended, modified or assigned in accordance with the terms hereof, the “Policy”).

ARTICLE 2.  TERM

The term of this Agreement (the “Term”) shall be coterminous with the term of the Policy.

ARTICLE 3.  PREMIUM

The premium payable to the Reinsurer hereunder (the “Reinsurance Premium”) is $26,250,000. The Reinsurance Premium is payable in three equal installments, as follows; (i) the first installment is payable within 12 days following execution of this Agreement; (ii) the second installment is payable on July 3, 2000 and (iii) the third installment is payable on January 3, 2001.  For the avoidance of doubt, the second and third installments of the Reinsurance Premium shall be payable notwithstanding the termination of the Term prior to the payment date for one or both of such installments. The Reinsurance Premium shall be transmitted to the Reinsurer through Cooper Gay, 120 Wall Street, New York, NY 10005.

ARTICLE 4.  REPORTS; ACCOUNTS AND REMITTANCES.

The Company shall forward to the Reinsurer all accounts received by the Company pursuant to Article 5 of the Policy and all reports received by the Company pursuant to Article 6 of the Policy.  Amounts payable by the Reinsurer to the Company to reimburse the Company for the Reinsurer’s share of losses under the Policy and for any other amounts due to the Company under this Agreement shall be paid no later than the last day of the calendar quarter in which the Reinsurer receives an accounting from the Company with respect to such amounts. All amounts owing by the Reinsurer to the Company hereunder shall be transmitted to the account of the Company specified in writing to the Reinsurer.

ARTICLE 5.  ACCESS TO RECORDS

The Reinsurer, its authorized representatives and its retrocessionaires shall have access to the books and records of the Company at all reasonable times for the purpose of obtaining information concerning this Agreement or its subject matter and the right to make copies thereof (at its own expense).

The Company shall secure for the Reinsurer rights of audit with respect to the Original Insured that are comparable to those granted by the Original Insured to the Company under the Policy.

ARTICLE 6.  COVENANTS

The Company shall not amend, modify or terminate, or waive any provision of, the Policy without the prior written consent of the Reinsurer.

The Company shall enforce its rights under the Policy to the fullest extent permitted by law.

The Company shall not consent to any modification by the Original Insured of the Original Insured’s servicing, remarketing or loss mitigation practices without the prior written consent of the Reinsurer.

ARTICLE 7.  EXCLUSIONS

This Agreement does not cover (i) bad faith, punitive damages or other extracontractual liability asserted against the Company, its officers, directors, employees or agents, (ii) any payment by the Company in excess of its contractual obligations under the Policy, and (iii) office expenses of the Company and salaries of officials and employees of the Company.

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ARTICLE 8.  CREDIT FOR REINSURANCE

To the extent necessary to permit the Company to receive full credit in the statutory statements it is required to file with the Vermont Insurance Department for the outstanding loss reserves and unearned premium reserves ceded hereunder (collectively, the “Obligations”), the Reinsurer shall, promptly following receipt of a statement setting forth the Obligations, either (at the option of the Reinsurer) (i) apply for and provide the Company with a clean, unconditional and irrevocable letter of credit in the amount specified in such statement with terms and issued by a bank acceptable to the Vermont Insurance Department and reasonably acceptable to the Company, for the purpose of credit for reinsurance (the “Letter of Credit”) or (ii) establish a trust account for the benefit of the Company (the “Trust Account”) with a bank acceptable to the Vermont Insurance Department and reasonably acceptable to the Company and deposit in the Trust Account the amount specified in such statement, for the purpose of credit for reinsurance. At intervals that are no more frequent than once per calendar quarter, the Company shall prepare a specific statement, for the sole purpose of amending the Letter of Credit or adjusting the balance in the Trust Account, of the Obligations, and, to the extent the Obligations reflected in such statement are greater than the amount of the Letter of Credit or the balance of the Trust Account, the Reinsurer shall secure an amendment of the Letter of Credit or shall deposit additional assets in the Trust Account, as applicable. The cost of any Letter of Credit (and amendments thereto) and/or Trust Account provided pursuant to this Article shall be borne solely by the Company.

If the Reinsurer elects to establish a Trust Account, the trustee of the Trust Account and the trust agreement shall comply with all applicable requirements of regulatory authorities having jurisdiction over the Company.  The assets deposited in the Trust Account shall be valued according to their current fair market value, and shall consist only of cash (United States legal tender), certificates of deposit issued by a United States bank and payable in United States legal tender, and investments of the type permitted by the Vermont Insurance Code, or any combination of the above, provided that such investments are issued by an institution that is not the Reinsurer or the Company or the parent, subsidiary or affiliate of either the Reinsurer or the Company. Prior to depositing assets with the trustee, the Reinsurer shall execute assignments, endorsements in blank, or transfer legal title to the trustee of all shares, obligations or any other assets requiring assignments, in order that the Company, or the trustee upon the direction of the Company, may whenever necessary negotiate any such assets without consent or signature from the Reinsurer or any other entity. All settlements of account between the Company and the Reinsurer shall be made in cash or its equivalent.

If the Reinsurer has established a Trust Account and the statement shows that the Obligations are less than the balance of the Trust Account as of the statement date, the Reinsurer shall have the right to seek approval from the Company to withdraw from the Trust Account all or any part of the assets contained therein and transfer such assets to the Reinsurer, provided that, after such withdrawal and transfer, the market value of the assets in the Trust Account is not less than 102 percent of the Obligations. In addition, the Reinsurer shall have the right to seek approval from the Company to withdraw from the Trust Account all or any part of the assets contained therein and transfer such assets to the Reinsurer, provided that the Reinsurer shall, at the time of such withdrawal, replace

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the withdrawn assets with other assets meeting the above requirements and having a market value at least equal to the market value of the assets withdrawn so as to maintain at all times the deposit in the required amount. The Company shall be the sole judge as to the application of this provision, but shall not unreasonably or arbitrarily withhold its approval.

Notwithstanding any other provision of this Agreement, the Company or any successor by operation of law of the Company including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Company, may draw upon the Letter of Credit or withdraw assets from the Trust Account, without diminution because of the insolvency of any party hereto, at any time and undertake to use and apply the sum drawn for one or more of the following purposes only:

1.                                       To reimburse the Company for the Reinsurer’s share of premiums returned to the Original Insured on account of cancellation of the Policy;

2.                                       To reimburse the Company for the Reinsurer’s share of losses paid by the Company under the terms and provisions of the Policy;

3.                                       To fund an account with the Company in an amount at least equal to the deduction, for reinsurance ceded, from the Company’s liabilities for the reinsurance ceded hereunder (such amounts shall include, but not be limited to, amounts for outstanding losses and unearned premium reserves); and

4.                                       To pay any other amounts the Company claims are under this Agreement.

The Company shall pay interest at the prime rate of interest on amounts held pursuant to paragraph 3 above. The Company shall return to the Reinsurer amounts drawn in excess of the actual amounts required for paragraphs 1, 2 and 3 above and, with respect to paragraph 4 above, any amounts that are subsequently determined not to be due.

ARTICLE 9.  GENERAL PROVISIONS

1.              Insolvency.  In the event of the insolvency of the Company, this reinsurance shall be payable directly to the Company, or its liquidator, receiver, conservator or statutory successor, on the basis of the liability of the Company without diminution because of the insolvency of the Company or because the liquidator, receiver, conservator or statutory successor of the Company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of each claim against the Company with respect to which the Reinsurer may have liability under this Agreement within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership. During the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the Company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the court, against the Company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

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2.              Errors and Omissions.  Any inadvertent delay, omission or error shall not be held to relieve either party hereto from any liability that would attach to it under this Agreement if such delay, omission or error had not been made, provided such delay, omission or error is rectified as soon as possible after discovery thereof.

3.              Recoveries.  The Company shall credit the Reinsurer with its pro rata share of any recoveries or reimbursements received by the Company under the Policy.

4.              Arbitration.  Should an irreconcilable difference of opinion or dispute arise between the parties to this Agreement as to the interpretation of this Agreement, or as to transactions with respect to this Agreement, such differences or dispute shall, before bringing any action or suit hereunder, first be submitted to the decision of a board of arbitration composed of two arbiters and an umpire, meeting in New York, New York, except as hereinafter provided or unless otherwise agreed in writing by the parties.

To initiate arbitration, either party shall notify the other party in writing of its desire to arbitrate, stating the nature of its dispute, the remedy sought and the identity of its chosen arbiter, and shall request that the responding party appoint and identify its own arbiter.

The members of the board of arbitration shall be active or retired disinterested officials of insurance or reinsurance companies and may not be a present or former officer, attorney or consultant of either party. After each party appoints its arbiter, the two arbiters shall choose an umpire before instituting the hearing. If the respondent fails to appoint its arbiter within four weeks after being requested to do so by the claimant, the latter shall also appoint the second arbiter. If the two arbiters fail to agree on the appointment of an umpire within four weeks after their nomination, the umpire shall by chosen by the President of the American Arbitration Association and shall be a person meeting the qualifications set forth above.

Claimant shall submit its initial brief within 20 days from the employment of the umpire. The respondent shall submit its brief within 20 days thereafter, and the claimant may submit a reply brief within 10 days after the filing of the respondent’s brief. The board shall make its decision with regard to the customary usage of the insurance and reinsurance business. The board is released from all judicial formalities and may abstain from the strict rules of the law, interpreting this Agreement as an honorable undertaking, rather than merely a legal obligation. The board shall make its decision, describing its reasons therefor in writing, within 30 days following the termination of the hearings, unless the parties consent to an extension.  A majority decision of the board shall be final and binding upon the parties to the proceedings.  The judgment upon the award entered by the arbiters may be entered in any court of proper jurisdiction and may be enforced in any such court. By agreement between two members of the board, the time intervals contained in this Article will be extended.

Each party shall bear the expense of its own arbiter and shall jointly and equally bear with the other party the expense of the umpire. The remaining costs of the arbitration proceedings shall be allocated by the board.

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This Article shall survive the termination of this Agreement.

5.              Offset. The Company and the Reinsurer have the right to offset any balance(s) due from one to the other under this Agreement or under any other agreements between the parties. In the event of the insolvency of the Company or the Reinsurer, offsets shall only be allowed in accordance with applicable law.

6.              Taxes. The Reinsurer shall have no liability for any taxes payable with respect to this Agreement or the Policy.

7.              Governing Law. This Agreement shall be interpreted in accordance with the laws of the State of New York, without giving effect to the conflict of law rules thereof.

8.              Follow the Fortunes; Honorable Undertaking; No Third Party Rights.  Except as otherwise specifically provided in this Agreement, this Agreement shall be subject to the same rates, terms, conditions, interpretations, waivers, the exact proportion of premiums paid to the Company and to the same modifications, alterations and cancellations as the Policy, the true intent of this Agreement being that the Reinsurer shall, in every case to which this Agreement applies and in the proportion specified in this Agreement, follow the fortunes of the Company.  This Agreement shall be construed as an honorable undertaking between the Company and the Reinsurer and shall not be defeated by technical legal constructions.  However, nothing in this Agreement shall be construed to expand the liability of the Reinsurer beyond what is specifically assumed thereunder by creating rights of any third party, including any insured of the Company, in or under this Agreement.

9.              Notices.  All notices, requests, demands or other communications required or permitted to be given under this Agreement shall be hand delivered, sent by confirmed facsimile transmission, mailed by first class certified mail, return receipt requested, or sent by an overnight delivery service, addressed to the party at its address set forth below or to such other address as such party may designate in writing:

If to the Company:

JCJ Insurance Company

Harborside Professional Building

85 Prim Road

PO Box 450

Colchester, VT 05446

Attn:  K. WESTOVER

Fax:  802-863-2198

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If to the Reinsurer:

KRE Reinsurance Ltd.

Victoria Hall

PO Box HM 1826

Hamilton, Bermuda HM HX

Telecopier No.: 441-292-1563

Attn: Corporate Secretary

with a copy to;

Capital Re Solutions Incorporated

1325 Avenue of the Americas

New York, NY 10019

Telecopier No.; 212-581-3268

Attn: General Counsel

10.        Assignment.  This Agreement shall be binding upon and inure to the benefit of the Company and Reinsurer and their respective successors and  assigns. This Agreement may not be assigned by either party without the prior written consent of the other party.

11.        Amendment.  No amendment or modification of this Agreement shall be effective unless in writing and signed by a duly authorized officer of each party.

12.        Headings.  The headings used in this Agreement are intended and inserted solely for convenience of reference and shall not effect the meaning, interpretation, construction or effect of this Agreement.

13.        Counterparts.  This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof signed by less than both, but together signed by both, of the parties hereto.

14.        Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the contents of this Agreement, and supersedes prior agreements, understandings and negotiations, oral and written, with respect hereto.

15.        Waiver.  No waiver of this Agreement shall be effective unless in writing and signed by a duly authorized officer of the party granting the waiver. The failure of a party to enforce any provision of this Agreement shall not constitute a waiver by such party of such provision. The past waiver of a provision by a party shall not constitute a course of conduct or waiver in the future of that same provision.

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16.        Cancellation.  This Agreement may be canceled by the Reinsurer for non-payment of the Reinsurance Premium, but shall not be cancelable for any other reason by either party.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of December [ 29 ], 1999.

KRE REINSURANCE LTD.

By:	/s/ Rebecca L Carne
Name: REBECCA L CARNE
Title: Asst. Sec.

JCJ INSURANCE COMPANY

By:	/s/ Gerald M. Florence
Name: Gerald M. Florence
Title: Vice President

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AMENDED AND RESTATED

RESIDUAL VALUE INSURANCE POLICY

between

WORLD OMNI FINANCIAL CORP

(the “Insured”)

and

JCJ INSURANCE COMPANY

(the “Insurer”)

3.5% xs 8.5% Layer

Policy number LRV0002

This Amended and Restated Residual Value Insurance Policy (this “Policy”) amends and restates in its entirety the Residual Value Insurance Policy dated as of December 29, 1999 entered into by and between the Insured and the Insurer. In consideration of the Premium and in reliance upon the information provided by the Insured to the Insurer, the parties agree as follows:

ARTICLE 1.  TERM OF POLICY

The Policy shall be effective as of July 1, 1999 (the “Effective Date”) and shall continue in force until the last Scheduled Lease Termination Date or, if applicable, the last Revised Lease Termination Date to occur with respect to the Covered Leases (the “Term”).

ARTICLE 2.  PREMIUM

The premium payable to the Insurer hereunder (the “Premium”) is $26,250,000. The Premium is net of all taxes and brokerage commissions. The Premium is payable in three equal installments, as follows: (i) the first installment is payable within 10 days following execution of this Policy; (ii) the second installment is payable on July 1, 2000 and (iii) the third installment is payable on January 1, 2001.

ARTICLE 3.  INSURING CLAUSE; COINSURANCE

The Insurer shall pay 90% of Covered Losses in excess of the Attachment Point up to the Limit of Liability.

The Insured shall retain net for its account and not insure (i) Covered Losses up to the Attachment Point and (ii) 10% of Covered Losses in excess of the Attachment Point up to the Limit of Liability.

ARTICLE 4.  DEFINITIONS

The following terms shall have the respective meanings ascribed to them below;

Actual Termination

Date:                                                                                                                    With respect to a lease transaction, the date that is 31 days after the date on which the final lease payment thereunder is required to be made; provided, if the final lease payment is prepaid, “Actual Termination Date” shall mean the date on which the final lease payment is made.

Adjusted Black

Book Wholesale

Average Value:                                                              The “average wholesale” value established by the Black Book Used Car Market Guide, provided monthly by National Auto Research. This publication sets forth the current market value at the Scheduled Lease Termination Date for each Covered Lease by make, model and optional equipment.

Attachment Point:                                               Covered Losses equal to $423,665,329 (i.e., 8.5% of the In-force Aggregate Residual Value).

Covered Lease:                                                              Each lease transaction with respect to an automobile included in the Data Base that (i) is outstanding as of the Effective Date, (ii) has a Disposal Date that is no later than 90 days after the Actual Termination Date for such lease transaction and (iii) actually terminates no earlier than 60 days prior to its Scheduled Lease Termination Date and no later than six months after its Scheduled Lease Termination Date; provided, however, a lease transaction that terminates within 180 days prior to its Scheduled Lease Termination Date shall also be included as a Covered Lease if, and only if, clauses (i) and (ii) above are satisfied and Loss arising from such lease transaction is no greater than 90% of the Expected Loss for such lease transaction, and provided that only 30,802 lease transactions may be included as Covered Leases pursuant to this proviso (each lease transaction meeting the criteria of this proviso is referred to herein as an “Early Termination Covered Lease”); provided, further, a lease transaction that terminates more than six months after its Scheduled Lease Termination Date shall also be included as a Covered Lease if, and only if, clauses (i) and (ii) above are satisfied and (x) a Lease Extension is made with respect to such Covered Lease, (y) Loss arising from such lease transaction is less than the Expected Loss for such lease transaction and (z) such lease transaction actually terminates no earlier than its Revised Lease Termination Date.

Covered Losses:                                                       Quarterly Losses paid by the Insured with respect to Covered Leases.

Data Base:                                                                                       The electronic files provided to Capital Re Solutions Incorporated by the Insured on December 10, 1999 entitled “LeMansAcctDetail” and “ALGAcctDetail” that satisfy the “PORT2” ABS Field (a total of 308,028 records).

Depreciation:                                                                         With respect to an automobile that is the subject of a Lease Extension, an amount equal to the Revised Lease Payment for such Lease Extension less interest at an annual rate of 7.75% on the WOFCO Residual Value for such automobile.

Disposal Date:                                                                  With respect to a lease transaction, the date on which the automobile covered by such lease is sold.

Early Termination

Covered Lease:                                                              See definition of Covered Lease.

Excess Damage:                                                           With respect to a Covered Lease, the amount payable by the lessee under such Covered Lease to the Insured to restore the automobile which is the subject of such Covered Lease to the Insured’s standard for normal wear and tear (whether or not actually recovered).

Excess Mileage:                                                           With respect to a Covered Lease, the cost associated with excess mileage calculated in accordance with the terms of such Covered Lease (whether or not actually recovered).

Expected Loss:                                                                With respect to an automobile included in the Data Base, the amount set forth in the Data Base with respect to such automobile under the column headed [GAIN_LOSS].

Gain:                                                                                                                   With respect to an automobile included in the Data Base, an amount equal to Net Realized Value for such automobile less WOFCO Residual Value for such automobile; provided, if such calculation results in a negative amount, Gain with respect to such automobile shall equal zero.

In-force Aggregate

Residual Value:                                                              $4,984,297,988.

Lease Extension:                                                       The extension of a lease transaction for periods of 12 to 47 months.

Limit of

Liability:                                                                                                  Covered Losses equal to $157,005,386 (i.e., 90% of 3.5% of In-force Aggregate Residual Value).

Loss:                                                                                                                   (i) With respect to an automobile included in the Data Base other than an automobile described in clause (ii) below, an amount equal to WOFCO Residual Value for such automobile less Net Realized Value for such automobile; provided, if the calculation described in this clause (i) results in a negative amount, Loss with respect to such automobile shall equal zero, and (ii) with respect to an automobile leased pursuant to an Early Termination Covered Lease, an amount equal to the lesser of (A) 75% of Expected Loss for such automobile and (B) an amount equal to WOFCO Residual Value for such automobile less Net Realized Value for such automobile; provided, if the calculation described in this sub clause (B) results in a negative amount, Loss with respect to such automobile shall equal zero.

Net Realized

Value:                                                                                                               With respect to an automobile included in the Data Base, the greater of the following:

•              Adjusted Black Book Wholesale Average Value for such automobile; and

•              Net Sales Price for such automobile plus Excess Mileage and Excess Damage.

Net Sales Price:                                                              With respect to an automobile included in the Data Base, the price actually received in a commercially reasonable sale of such automobile, net of any reasonable expenses to affect such sale.

Quarterly Loss:                                                              With respect to any calendar quarter during the Term, the sum of all Losses with respect to Covered Leases that terminate in such calendar quarter less the sum of all Gains with respect to Covered Leases that terminate in such calendar quarter.

Revised Lease

Payment:                                                                                               With respect to a Lease Extension, the greater of (i) the monthly amount payable under such Lease Extension and (ii) 87.5%, 77.5% or 72.5% (with respect to a 12-23 month, 24-35 month and 36-47 month extension, respectively) of the original monthly lease payment.

Revised Lease

Termination Date:                                                 With respect to a Covered Lease which is the subject of a Lease Extension, the date that is 31 days after the date scheduled for the final lease payment to be made under such Lease Extension; provided, if the final lease payment is prepaid, “Revised Lease Termination Date” shall mean the date on which the final lease payment is made.

Scheduled Lease

Termination Date:                                                 With respect to a Covered Lease, the date that is 31 days after the date originally scheduled for the final lease payment to be made under such Covered Lease; provided, if the final lease payment is prepaid, “Scheduled Termination Date” shall mean the date on which the final lease payment is made.

WOFCO Residual

Value;                                                                                                              With respect to an automobile included in the Data Base, the amount set forth in the Data Base with respect to such automobile under the column headed [WOFC-RESID]; provided, however, with respect to an automobile included in the Data Base that is the subject of a Lease Extension, WOFCO Residual Value means the amount set forth in the Data Base with respect to such automobile under the column headed [WOFC_RESID] less the portion of the Revised Lease Payment that represents Depreciation of such automobile.

ARTICLE 5.  ACCOUNTS AND REMITTANCES

Within 30 calendar days following the close of each calendar quarter, the Insured will provide the Insurer with a statement of Quarterly Losses for such calendar quarter. Once the Attachment Point has been reached, to the extent Quarterly Losses is a positive amount, the Insurer shall pay 90% of Quarterly Losses, subject to the Limit of Liability, no later than the last day of the calendar quarter in which such Quarterly Statement is received. To the extent Quarterly Losses is a negative amount, the absolute value of such amount will be considered excess Gain and shall be carried forward and included in the calculation of Quarterly Loss for the following calendar quarter. All amounts payable by one party hereto to the other party hereto shall be transmitted through McGriff, Seibels & Williams, Inc., 2211 7th Avenue South, Birmingham, Alabama 35233.

ARTICLE 6.  REPORTS; ACCESS TO RECORDS

Within 30 days following the end of each calendar month during the Term, the Insured shall send the Insurer a report (which may be in electronic format) containing the information in the format described in Schedule 1 hereto.

The Insurer, its authorized representatives and its retrocessionaires shall have access to the books and records of the Insured at all reasonable times for the purpose of obtaining information concerning this Policy or its subject matter and the right to make copies thereof (at its own expense).

ARTICLE 7.  COVENANTS

The Insured shall not modify or terminate any end-of-term servicing or remarketing arrangements without the prior written consent of the Insurer,

The Insured shall not sell all or substantially all of the Covered Leases without the written consent of the Insurer, which consent shall not be unreasonably withheld.

Without the prior written consent of the Insurer, the Insured shall not modify its current or committed servicing, remarketing or loss mitigation practices with respect to the Covered Leases; shall continue to exercise the level of diligence in connection with such practices as it currently exercises; and in all events shall conduct such servicing, remarketing and loss mitigation as if no insurance existed hereunder.

ARTICLE 8.  GENERAL PROVISIONS

1.                                       Offset.  The Insured and the Insurer have the right to offset any balance(s) due from one to the other hereunder. In the event of the insolvency of a party hereto, offsets shall only be allowed in accordance with applicable law.

2.                                       Governing Law.  This Policy shall be governed by and interpreted in accordance with the laws of the State of New York, without regard to its conflict of law principles.

3.                                       Assignment.  This Policy shall be binding upon and inure to the benefit of the Insurer and the Insured and their respective successors and assigns. This Policy may not be assigned by either party without the prior written consent of the other party.

4.                                       Amendment.  No amendment or modification of this Policy shall be effective unless in writing and signed by a duly authorized officer of each party.

5.                                       Insolvency.  The Insurer’s liability hereunder shall not increase or decrease as a result of the receivership, insolvency or inability to pay of the Insured.

6.                                       Headings.  The headings used in this Policy are intended and inserted solely for convenience of reference and shall not effect the meaning, interpretation, construction or effect of this Policy.

7.                                       Counterparts.  This Policy may be executed by the parties in separate counterparts; each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof signed by less than both, but together signed by both, of the parties hereto.

8.                                       Entire Agreement.  This Policy constitutes the entire agreement between the parties with respect to the contents of this Policy, and supersedes prior agreements, understandings and negotiations, oral and written, with respect hereto.

9.                                       Waiver.  No waiver of this Policy shall be effective unless in writing and signed by a duly authorized officer of the party granting the waiver.  The failure of a party to enforce any provision of this Policy shall not constitute a waiver by such party of such provision.  The past waiver of a provision by a party shall not constitute a course of conduct or waiver in the future of that same provision.

10.                                 Taxes.  Any taxes payable with respect to this Policy shall be borne by the Insured and shall be paid directly by the Insured.

11.                                 Cancellation.  This Policy may be canceled by the Insurer for non-payment of the Premium, but shall not be cancelable for any other reason by either party.

IN WITNESS WHEREOF, the parties have caused this Policy to be executed by their duly authorized officers as of December 30, 1999.

WORLD OMNI FINANCIAL CORP

By:	/s/ Alan Browdy
Name: Alan Browdy
Title: Vice President

JCJ INSURANCE COMPANY

By:	/s/ Kathryn Westover
Name: Kathryn Westover
Title: ARS Management
02 as Managers

Schedule 1

The following information shall be provided by the Insured to the Insurer within thirty days following the end of each month during the Term:

a)    Number of Units;

b)    Amount of Loss under the Agreement;

c)    WOFCO Residual Value;

d)    ALG Projected Gain/(Loss) Value;

The information shall be summarized by Scheduled Termination Month for each of the 21 Term Group Codes. Summaries shall also be provided for each Scheduled Termination Year and in total.

The ALG Projected Gain/(Loss) Value shall be determined from the ALG Gain_Loss Column for the ALGAcctDetails electronic file. For those records contained in the LeMansAcctDetail file, the ALG Projected Gain/(Loss) shall be calculated as the product of the WOFC_MSRP and the ALG_PCT less the WOFC_RESID.